Exhibit (e)(2)

THIRD AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This third amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of April 16, 2025, by and between Wedbush Series Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of June 17, 2026.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.       Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.       Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.       This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

WEDBUSH SERIES TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Matthew Bromberg	By:	/s/ Teresa Cowan
Name:	Matthew Bromberg	Name:	Teresa Cowan
Title:	President	Title:	President
Date:	06/18/2026	Date:	6.23.26

EXHIBIT A

Dan IVES Wedbush AI Revolution ETF

Wedbush ReturnOnLeadership U.S. Large-Cap ETF

Dan IVES Wedbush AI Power & Infrastructure ETF

Wedbush Laffer Tengler New Era Value ETF

Dan IVES Wedbush AI Autocallable Income ETF